SCHEDULE 14A INFORMATION
                                 Proxy Statement

Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to '240.14a-11(c) or '240.14a-12

                           HIRSCH INTERNATIONAL CORP.
                (Name of Registrant as Specified In Its Charter)

                           Ronald Krasnitz, Secretary
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check Appropriate Box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2). [ ]
$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3). [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:



     2) Aggregate number of securities to which transaction applies:



     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:



     4) Proposed maximum aggregate value of transaction:



     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


     2) Form, Schedule or Registration Statement:


     3) Filing Party:

     Ronald Krasnitz, Secretary, Hirsch International Corp.

     4) Date Filed:

                           HIRSCH INTERNATIONAL CORP.
                            (a Delaware corporation)


                              NOTICE OF 1999 ANNUAL
                          MEETING OF STOCKHOLDERS TO BE
                       HELD AT 10:00 A.M. ON JUNE 25, 1999


     To the Stockholders of HIRSCH INTERNATIONAL CORP.:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Meeting") of HIRSCH INTERNATIONAL CORP. (the "Company") will be held on June 25, 1999, at 10:00 A.M. at The Wyndham Windwatch, 1717 Motor Parkway, Hauppauge, New York 11788 for the following purposes:

     1. to elect seven directors; 2. to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending January 31, 2000; and 3. to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed April 30, 1999, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only holders of record of shares of the Company's Common Stock at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     A complete list of stockholders entitled to vote at the Meeting shall be available at the offices of the Company during ordinary business hours from June 11, 1999 until the Meeting for examination by any stockholder for any purpose germane to the Meeting. This list will also be available at the Meeting.

     All stockholders are cordially invited to attend the Meeting in person. However, whether or not you expect to be present at the Meeting, you are urged to mark, sign, date and return the enclosed Proxy, which is solicited by the Board of Directors, as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. The shares represented by the Proxy will be voted according to your specified response. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                                           By Order of the Board of Directors


                                           Ronald Krasnitz, Secretary

Hauppauge, New York
May 27, 1999

                           HIRSCH INTERNATIONAL CORP.
                             200 Wireless Boulevard
                                                Hauppauge, NY  11788
                         ------------------------------

                                 PROXY STATEMENT
                         ------------------------------

                       1999 ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD AT 10:00 A.M. ON JUNE 25, 1999

     The enclosed Proxy Statement is solicited by the Board of Directors of HIRSCH INTERNATIONAL CORP. (the "Company") in connection with the 1999 Annual Meeting of Stockholders (the "Meeting") to be held on June 25, 1999, at 10:00 a.m. at The Wyndham Windwatch, 1717 Motor Parkway, Hauppauge, New York 11788 and any adjournment thereof. The Board of Directors has set April 30, 1999, at the close of business, as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. As of the record date, the Company had 6,724,880 shares of Class A Common Stock and 2,668,139 shares of Class B Common Stock outstanding. A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person. The proxy will be voted in accordance with your directions as to:

     (1) the election of the persons listed herein as directors of the Company;

     (2) the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending January 31, 2000; and

     (3) the transaction of such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     In the absence of direction, the proxy will be voted in favor of these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's 1999 Annual Report to Stockholders (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

     In voting at the Meeting, each stockholder of record on the Record Date of either Class A or Class B Common Stock will be entitled to one vote on all matters other than the election of directors, where the holders of the Class B Common Stock will elect four of the directors (Class B directors), and the holders of Class A Common Stock will elect three of the directors (Class A directors). Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum to vote on all matters other than the election of directors. To vote for the Class A directors, holders of a majority of the outstanding shares of Class A Common Stock must be represented in person or by proxy in order to achieve a quorum. To vote for the Class B directors, holders of a majority of the outstanding shares of Class B Common Stock must be represented in person or by proxy in order to achieve a quorum. The Proxy Statement, the attached Notice of Meeting, the enclosed form of Proxy and the Annual Report are being mailed to stockholders on or about May 27, 1999.

                            1. ELECTION OF DIRECTORS

     Seven directors are to be elected by a plurality of the votes cast at the Meeting, each to hold office until the next Annual Meeting of Stockholders and until his respective successor is elected and qualified.

     Of the persons named below, Messrs. Broitman, Schenendorf and Krasnitz have been nominated for election as Class A directors and Messrs. Arnberg, Gardner, Levine and Tsonis have been nominated for election as Class B directors. The persons named in the accompanying Proxy have advised management that it is their intention to vote for the election of Messrs. Broitman, Schenendorf and Krasnitz as Class A directors and for the election of Messrs. Arnberg, Gardner, Levine and Tsonis as Class B directors unless authority is withheld.

                  o        Henry Arnberg
                  o        Marvin Broitman
                  o        Herbert M. Gardner
                  o        Paul Levine
                  o        Ronald Krasnitz
                  o        Douglas Schenendorf
                  o        Tas Tsonis

     Management believes that each nominee will be able to serve. If any nominee becomes unable or unwilling to serve, proxies may be voted for the election of such person or persons as the Board of Directors determines.

     Information Regarding Officers and Directors

     The following table sets forth the names and ages of the Company's directors and executive officers and the positions they hold with the Company:


                Name                       Age                        Position

Henry Arnberg.......................       56     Chief Executive Officer and Chairman of the Board of Directors
Paul Levine.........................       46     President of the Company and Director
Richard M. Richer...................       47     Chief Financial Officer and Vice President of Finance
Tas Tsonis..........................       47     Vice President, President of Pulse Microsystems Ltd. and Director
Brian Goldberg......................       40     Vice President and Executive Vice President of Pulse
                                                  Microsystems Ltd.
Ronald Krasnitz.....................       58     Executive Vice President, Chief Operating Officer, Secretary,
                                                  Director and President of Tajima USA, Inc.
Marvin Broitman.....................       60     Director
Herbert M. Gardner..................       59     Director
Douglas Schenendorf.................       47     Director

     Henry Arnberg has been employed by the Company since 1970, and held the positions of Chief Executive Officer and Chairman of the Board of Directors of the Company since 1980 and until December 1998, also served as President. Mr. Arnberg received a Bachelor of Science in Accounting from the University of Bridgeport in 1965 and an MBA in Finance and Management from Adelphi University in 1971.

     Paul Levine has been employed by the Company since 1974 and has been President since December 1998 and a director of the Company since 1981. From 1981 to December 1998, he served as the Company's Chief Operating Officer, Executive Vice President and Secretary. Mr. Levine received a Bachelor of Science in Business from New York University in 1974.

     Richard M. Richer has been employed by the Company since January 1999 as Vice President of Finance and Chief Financial Officer. From 1998 to 1999 Mr. Richer was Chief Financial Officer at Blue Ridge Farms, Inc. From 1996 to 1998 Mr. Richer was Vice President/Chief Operating Officer/Chief Financial Officer of Sartorius North America Inc., a division of Sartorius AG, a scientific instruments manufacturer, with additional responsibilities as President of Sartorius, Inc. (Puerto Rico) manufacturing division, Head of the Stainless Fluid Products division, and President of Sartorius, Canada. From 1988 to 1996 Mr. Richer held various positions in finance and operations, lastly as a Director of Finance and Operations for the Tropicana Dole Beverage Division of Joseph E. Seagram & Co. Earlier assignments were with United Technologies Communications Corp., McKesson Corp. and American Brands, Inc. Mr. Richer earned a Bachelor of Science from Babson College in 1973 and an MBA from Babson College in 1974, with concentrations in Finance, Management and Marketing.

     Tas Tsonis was  elected a  director  of the  Company in April 1994 and Vice
President of the Company in September 1994. Mr. Tsonis co-founded Pulse Microsystems Ltd. ("Pulse") in 1982 and has been retained or employed by Pulse since that time. Since 1989, Mr. Tsonis has been the President of Pulse. Mr. Tsonis received a Bachelor of Mathematics in Computer Science and Statistics from the University of Waterloo in 1975 and a Master of Science in Computer Science from the University of Toronto in 1981.

     Brian Goldberg was elected Vice President of the Company in September 1994. In 1982, Mr. Goldberg co-founded Pulse Microsystems Ltd. and has been retained or employed by Pulse since that time. Since 1989, Mr. Goldberg has been the Executive Vice President of Pulse. Mr. Goldberg received a Bachelor of Arts in Economics from the University of Toronto in 1980 and an LLB and MBA from York University in 1984.

     Ronald Krasnitz was elected director of the Company in June 1996 and Executive Vice President, Chief Operating Officer and Secretary in December 1998. Prior to joining the Company, Mr. Krasnitz was employed by Sewing Machine Exchange, Inc. since 1971. In addition to his positions with the Company, Mr. Krasnitz presently serves as President of Sewing Machine Exchange, Inc. and President of Tajima USA, Inc. Mr. Krasnitz received a Bachelor of Science in Mechanical Engineering from the University of Illinois in 1963 and an MBA from the University of Chicago in 1966. Mr. Krasnitz is a Registered Professional Engineer in the State of Illinois.

     Marvin Broitman was elected a director of the Company in April 1994. Since 1968, he has been Vice President of Uniwave, Inc., a company engaged in the engineering and manufacturing of automation accessory equipment for textile machinery. Mr. Broitman received a Bachelor of Electrical Engineering degree from City College in 1961 and an MBA from the Harvard Business School in 1968.

     Herbert M. Gardner was elected a director of the Company in April 1994. Since 1978, Mr. Gardner has been a Senior Vice President of Janney Montgomery Scott Inc., an investment banking firm and the underwriter of the Company's initial public offering in February 1994 and second public offering in January 1996. Mr. Gardner is Chairman of the Board of Supreme Industries, a specialized manufacturer of truck bodies and shuttle buses. Mr. Gardner is also a director of Shelter Components Corporation, a supplier to the manufactured housing and recreational vehicle industries; Nu Horizons Electronics Corp., an electronic component distributor; Transmedia Network, Inc., a specialized charge card company; TGC Industries, Inc., a geophysical services Company; The Western Systems Corp., a company redeploying assets in seeking acquisitions; and Chase Packaging, a specialty agriculture packaging products company.

     Douglas Schenendorf was elected a director of the Company in April 1994. From 1980 to January 1999, Mr. Schenendorf was the President of D.S.I. Associates, Inc., an insurance brokerage firm. In February 1999, Mr. Schenendorf sold D.S.I. Associates, Inc. to Kaye Insurance Associates, Inc. and remains a Senior Vice President of Kaye Insurance Associates, Inc.

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any of the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.

     The Company's By-Laws provide that the Company shall indemnify each director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

     The Company carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The current annual premium for such insurance is approximately $73,000, all of which is paid by the Company. To date, no sums have been paid to any past or present director or officer of the Company under this or any prior indemnification insurance policy.

     The Company has also entered into Indemnity Agreements with all of its directors and executive officers. The Indemnity Agreements provide for indemnification of the Company's directors and officers to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware.

     The Indemnity Agreements provide that the Company will pay any costs which an indemnitee actually and reasonably incurs because of any claims made against him by reason of the fact that he is or was a director or officer of the Company, except that the Company is not obligated to make any payment which the Company is prohibited by law from paying as indemnity, or where (a) a final determination is rendered on a claim based upon the indemnitee's obtaining a personal profit or advantage to which he was not legally entitled; (b) a final determination is rendered on a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state or common law provisions; (c) a claim where the indemnitee was adjudged to be deliberately dishonest; or (d) a final determination is rendered that indemnification is not lawful.

     Meetings and Committees of the Board of Directors

     The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

     The members of the Audit Committee are Henry Arnberg, Marvin Broitman, Herbert M. Gardner and Douglas Schenendorf. The Audit Committee held three (3) meetings and did not act by unanimous written consent during the fiscal year ended January 31, 1999. The function of the Audit Committee is to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls.

     Messrs. Broitman, Gardner and Schenendorf serve on the Compensation Committee while Messrs. Broitman and Gardner serve on the Stock Option Committee. The Compensation Committee and the Stock Option Committee each held three (3) meetings and did not act by unanimous written consent during fiscal year 1999. The function of the Compensation Committee is to determine the compensation of the Company's executives. The Stock Option Committee administers the Company's stock option plans and awards stock options.

     The Board of Directors met on seven (7) occasions and acted four (4) times by unanimous written consent during the last fiscal year.

     Key Employees

     The following table sets forth the names and ages of the Company's key employees:




                Name                          Age                                Position
                ----                          ---                                --------

Thaddeus Pawelec....................          50       Vice President - HAPL Leasing Co., Inc.
Eric Gelman.........................          47       Vice President - Northeast Sales
Kristof Janowski....................          46       Vice President - Midwest and West Coast Sales
Nicholas Florio.....................          38       Vice President - Human Resources
Howard Arnberg......................          29       Vice President - New Business Development, Assistant
                                                       Secretary and Corporate Counsel
David LaMarca.......................          28       Corporate Controller

     Thaddeus Pawelec has been employed by the Company as Vice President of HAPL Leasing Co., Inc. since May 1993. From June 1991 to May 1993, Mr. Pawelec was an independent consultant to various leasing corporations. From November 1988 to June 1991, Mr. Pawelec was Senior Vice President of Tiger Leasing Corp.

     Eric Gelman has been employed by the Company since 1981 and currently holds the position of Vice President - Northeast Sales. Mr. Gelman received a Bachelor of Science in Accounting in 1974 and an MBA in Finance in 1976 from the University of Bridgeport.

     Kristof Janowski has been employed by the Company and has served as Vice President - Midwest and West Coast sales since October 1994.

     Nicholas Florio joined Hirsch in October of 1997. From 1992 until he joined the Company, Mr. Florio was employed by Woolworth Corporation a.k.a. Venator Group as Vice President - Human Resource Administration of the Athletic Footwear and Apparel Division. Mr. Florio received his Bachelor of Science in Human Resource Management from the State University of New York, College at Oswego in 1982. He attended Pace University - Lubin School of Business where he received his MBA in Information Systems in 1989.

     Howard Arnberg has been employed by the Company since 1995, serving in various operational roles. He assumed new responsibilities as Vice President - New Business Development in February 1999 and Assistant Secretary in December 1998, in addition to his role as Corporate Counsel, a position he has held since late 1995. Mr. Arnberg earned a Bachelor of Science in Business Administration from the University of Florida at Gainesville in 1991 and a Juris Doctor from Brooklyn Law School in 1994. He is a member of the New York State Bar and the American Bar Association.

     David LaMarca has been employed by the Company since December 1996. From December 1996 until October 1998, Mr. LaMarca was Assistant Controller of the Company. Since November 1998, Mr. LaMarca has been Corporate Controller of the Company. Prior to joining the Company, Mr. LaMarca was an Audit Senior for Deloitte & Touche LLP where he had been employed since August 1992. Mr. LaMarca received his Bachelor of Science in Accounting from Villanova University in 1992. Mr. LaMarca became a CPA in April 1995.

     Director's Compensation

     Directors who are employees of the Company or its subsidiaries receive no compensation, as such, for service as members of the Board other than reimbursement of expenses incurred in attending meetings. Directors who are not employees of the Company or its subsidiaries receive an annual directors' fee of $6,000 plus $1,000 for each board meeting and $500 for each committee meeting attended, and are reimbursed for expenses incurred in attending such meetings. In addition, all non-employee directors participate in the Company's 1994
Non-Employee Director Stock Option Plan. The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board.

     Executive Compensation

     The following table sets forth the compensation earned during the three fiscal years ended January 31, 1999, 1998 and 1997 by the Company's Chief Executive Officer and by the four most highly paid Company's Executive Officers whose total compensation for such periods exceeded $100,000 (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                                                         Long-Term
                                                                Annual Compensation                       Compensation Awards

                                                                                  Other                          All
Name and                                                                         Annual                         Other
Principal Position                 Fiscal Year      Salary        Bonus      Compensation      Options     Compensation
-------------------------------- ---------------- ------------- ------------ ----------------- ----------- ----------------

Henry Arnberg (1)                     1999        $393,625        $0             $17,359         --             $0
  Chairman of the Board of            1998        $386,228      $835,758         $21,200       37,500         $3,200
    Directors and Chief Executive     1997        $377,937      $878,827         $18,985       37,500         $3,000
    Officer

Paul Levine (2)                       1999        $393,625        $0             $17,023         --             $0
  President and Director              1998        $386,228      $835,758         $17,894       37,500         $3,200
                                      1997        $377,937      $878,827         $17,481       37,500         $3,000

Ronald Krasnitz (3)                   1999        $300,000        $0              $4,863         --             $0
  Chief Operating Officer,            1998        $300,000       $37,195          $3,428       11,250         $3,200
    Executive Vice President          1997        $165,000        $0              $1,885         --             $0
    Secretary and Director

Tas Tsonis (4)                        1999        $337,417      $430,958          $9,600         --             $0
  Vice President, President of        1998        $335,651      $499,629          $9,600       23,750           $0
    Pulse Microsystems Ltd.           1997        $321,360      $372,373          $9,600       21,875           $0
    and Director

Brian Goldberg (5)                    1999        $337,417      $430,958          $9,600         --             $0
  Vice President, Executive           1998        $335,651      $499,629          $9,600       23,750           $0
     Vice President of Pulse          1997        $321,360      $372,373          $9,600       21,875           $0
     Microsystems Ltd.and Director


     (1) $286,696 of the bonus earned by Mr. Arnberg in fiscal 1998 was paid in fiscal 1999.
     $453,070 of the bonus earned by Mr. Arnberg in fiscal 1997 was paid in fiscal 1998.
     $365,927 of the bonus earned by Mr. Arnberg in fiscal 1996 was paid in fiscal 1997.
     (2) $286,696 of the bonus earned by Mr. Levine in fiscal 1998 was paid in fiscal 1999.
     $453,070 of the bonus earned by Mr. Levine in fiscal 1997 was paid in fiscal 1998.
     $365,927 of the bonus earned by Mr. Levine in fiscal 1996 was paid in fiscal 1997.
     (3) $37,195 of the bonus earned by Mr. Krasnitz in fiscal 1998 was paid in fiscal 1999.
     (4) $499,629 of the bonus earned by Mr. Tsonis in fiscal 1998 was paid in fiscal 1999.
     $186,464 of the bonus earned by Mr. Tsonis in fiscal 1997 was paid in fiscal 1998.
     $304,788 of the bonus earned by Mr. Tsonis in fiscal 1996 was paid in fiscal 1997.
     (5) $499,629 of the bonus earned by Mr. Goldberg in fiscal 1998 was paid in fiscal 1999.
     $186,464 of the bonus earned by Mr. Goldberg in fiscal 1997 was paid in fiscal 1998.
     $304,788 of the bonus earned by Mr. Goldberg in fiscal 1996 was paid in fiscal 1997.

     On November 6, 1998, Kenneth Shifrin, the Company's Vice President - Finance and Chief Financial Officer resigned from his position with the Company. During fiscal 1999, the Company paid Mr. Shifrin his base annual compensation of $127,436 in accordance with his employment agreement. During fiscal 1999, the Company paid Mr. Shifrin bonus compensation of $41,651 and $123,256, the latter amount having been earned during the previous fiscal year. Pursuant to a written agreement with Mr. Shifrin, the Company paid Mr. Shifrin severance of $121,893 during fiscal 1999.

     Stock Options

     There were no stock options granted to the Named Executives during the Company's fiscal year ended January 31, 1999.

     Option Exercises and Holdings

     The following table sets forth information concerning the exercise of stock options by the Named Executives during the Company's fiscal year ended January 31, 1999, the number of options owned by the Named Executives and the value of any in-the-money unexercised stock options as of January 31, 1999.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                                                                    Value of
                                                                          Number of                Unexercised
                                                                         Unexercised              In-the-Money
                                                                           Options                 Options at
                                                                   At Fiscal Year End (#)      Fiscal Year End ($)

                           Shares Acquired      Value Realized          Exercisable/              Exercisable/
        Name               on Exercise (#)             $                Unexercisable           Unexercisable (1)
        ----               ---------------      --------------          -------------           -----------------

Henry Arnberg                    0                     0                53,125/37,501                $ 0/0
Paul Levine                      0                     0                53,125/37,501                $ 0/0
Ronald Krasnitz                  0                     0                86,979/91,146                $ 0/0
Tas Tsonis                       0                     0                48,248/23,125                $ 0/0
Brian Goldberg                   0                     0                48,248/23,125                $ 0/0


     (1) Represents the closing price of the Company's common stock listed on the NASDAQ National Market on January 31, 1999 minus the respective exercise prices.

     Stock Option Plans

     The Company maintains two stock option plans pursuant to which options to purchase an aggregate of 1,284,375 shares of Class A Common Stock may be granted.

     1993 Stock Option Plan. The 1993 Stock Option Plan was adopted by the Board of Directors in December 1993 and was approved by the stockholders of the Company in July 1994 (the "1993 Plan"). The 1993 Plan has 1,050,000 shares of Class A Common Stock reserved for issuance upon exercise of options designated as either (i) incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) non-qualified options. ISOs may be granted under the 1993 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

     The purpose of the 1993 Plan is to encourage stock ownership by certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and to give them a greater personal interest in the success of the Company. The 1993 Plan is administered by the Stock Option Committee. The Committee, within the limitations of the 1993 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights in the Company are to be imposed on shares subject to options. Options granted under the 1993 Plan may not be granted at a price less than the fair market value of the Class A Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any person are exercisable for the first time by such person during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. The 1993 Plan will terminate in December 2003; however, options granted under the 1993 Plan will expire not more than five years from the date of grant. Options granted under the 1993 Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

     1994 Non-Employee Director Stock Option Plan. The 1994 Non-Employee Director Stock Option Plan (the "Directors Plan") was adopted by the Board of Directors in September 1994 and was approved by the stockholders of the Company in June 1995. The Directors Plan has 234,375 shares of Class A Common Stock reserved for issuance. Pursuant to the terms of the Directors Plan, each independent unaffiliated Director shall automatically be granted, subject to availability, without any further action by the Board of Directors or the Stock Option Committee: (i) a non-qualified option to purchase 7,500 shares of Class A Common Stock upon their election to the Board of Directors; and (ii) a non-qualified option to purchase 2,500 shares of Class A Common Stock on the date of each annual meeting of stockholders following their election to the Board of Directors. The exercise price of each option is the fair market value of the Company's Class A Common Stock on the date of grant. Each option expires five years from the date of grant and vests in three annual installments of 33% each on the first, second and third anniversary of the date of grant. Options granted under the Directors Plan are generally not transferrable during an optionee's lifetime but are transferrable at death by will or by the laws of descent and distribution. In the event an optionee ceases to be a member of the Board of Directors (other than by reason of death or disability), then the non-vested portion of the option immediately terminates and becomes void and any vested but unexercised portion of the option may be exercised for a period of 180 days from the date the optionee ceased to be a member of the Board of Directors. In the event of death or permanent disability of an optionee, all options accelerate and become immediately exercisable until the scheduled expiration date of the option.

     Stock Performance Graph

     The following graph compares the percentage change in the cumulative total stockholder return for the period beginning on February 17, 1994, and ending on January 31, 1999, based upon the market price of the Company's Class A Common Stock, with the cumulative total return of the S&P 500 and a defined peer group based on similar market capitalization. The Company has elected to compare its yearly percentage change in total stockholder return against a market capitalization-based peer group due to the lack of publicly-held competitors in the Company's industry. The Company therefore does not believe that it can reasonably identify an industry-based peer group. Prior to fiscal 1999, the Company utilized a peer group consistent with its market capitalization ("Old Peer Group"). The Old Peer Group includes the following companies: AFC Cable Systems, Inc.; Alamo Group Inc.; EntreMed, Inc.; Micro Linear Corporation; NN Ball & Roller, Inc.; and Players International, Inc. Due to the decrease in the Company's market capitalization from January 31, 1998 to January 31, 1999, the Company has determined to utilize a new peer group in fiscal 1999 ("New Peer Group"). The New Peer Group includes the following companies: CE Franklin Ltd.; LINC Capital, Inc.; Mitcham Industries, Inc.; Speizman Industries, Inc.; and Valley National Gases Incorporated. The graph assumes a $100 investment on February 17, 1994 in each of the indices and the reinvestment of any and all dividends.




                 Comparison of Five-Year Cumulative Total Return Among Hirsch International Corp.,
                             S&P 500 Index and Market Capitalization-Based Peer Groups

                                  Hirsch                                     Market                  Market
                              International          S&P 500       Capitalization-Based       Capitalization-Based
     Period Ending                 Corp.               Index          New Peer Group             Old Peer Group
------------------------ ---------------------- ------------------ -------------------------- ----------------------

    Measurement Pt-
        2/17/94                  $100                 $100                   $100                     $100

        1/31/95                  $133                 $103                    $24                      $92

        1/31/96                  $219                 $143                    $26                      $94

        1/31/97                  $459                 $180                    $59                      $88

        1/31/98                  $426                 $229                    $92                      $79

        1/31/99                   $79                 $299                    $33                      $95


     Employment Agreements

     The Company had entered into five year employment agreements with Messrs. Arnberg and Levine which expired February 17, 1999. These employment agreements provided that each of Messrs. Arnberg and Levine received minimum annual compensation of $350,000 for the fiscal year beginning February 1, 1994. The employment agreements for Messrs. Arnberg and Levine also provided for bonus payments equal to 5% of pre-tax profits of the Company and use of an automobile. All employment agreements provided for cost of living increases, reimbursement of business expenses, health insurance and related benefits. Each employment agreement required that all of such executive's business time be devoted to the Company and provided for termination in the event the executive died or became disabled (defined in the employment agreement as the inability to perform duties for six consecutive months or nine months in any twelve-month period) or if the Company discontinued operating its business. All employment agreements further provided that each of Messrs. Arnberg and Levine will not compete with the Company during the term of the agreement and for a period of two years from the termination of the agreement. The employment agreements did not contain any change of control provisions. Each executive is currently employed by the Company on an at-will basis on substantially the same terms and conditions contained in their expired employment agreements. It is anticipated that in fiscal 2000 the Board of Directors will approve an increase in the minimum annual compensation to each executive in an amount consistent with prior practice.

     Mr. Ronald Krasnitz entered into a five year employment agreement commencing June 7, 1996, with SMX, guaranteed by the Company, providing for an annual base salary of $300,000. In addition, Mr. Krasnitz employment agreement provides for the reimbursement of business expenses, the provision of health insurance and an automobile at Company expense and related benefits. The employment agreement requires Mr. Krasnitz to devote his entire business tine and attention to the Company and provides for termination upon his death or disability (defined as the inability to perform duties for six (6) consecutive months or nine (9) months in any twelve(12) month period), or for cause (as defined in the employment agreement). The employment agreement also provides that Mr. Krasnitz shall not compete with the Company during the term of the agreement and for a period of five (5) years thereafter. There is no change of control provision in the employment agreement.

     Tas Tsonis and Brian Goldberg each entered into a five-year employment agreement with Pulse, guaranteed by the Company, providing each with an annual base salary of $300,000. In addition, each of Messrs. Tsonis and Goldberg were entitled to an annual bonus equal to 25% of annual pre-tax profits of Pulse between $400,000 and $1,200,000 and 12.5% of annual pre-tax profits in excess of $1,200,000 during the initial term of the employment agreements. If Pulse achieves certain performance standards as defined in the employment agreements, each employment agreement may be extended at the option of the employee for an additional three years upon the same terms except that the bonus will be 12.5% of the Company's annual pre-tax profits as defined in the employment agreements which option has been exercised by each of Messrs. Tsonis and Goldberg. Upon expiration of the first renewal period, each employment agreement may be extended at the option of the employee for a final two-year term upon the same terms and conditions as during the first renewal term except there is no further right of renewal. In addition, each employment agreement provides for cost of living increases, reimbursement of business expenses, health insurance and related benefits and an automobile allowance. Each employment agreement requires that all of such executive's business time be devoted to the Company. Each Employment Agreement also contains provisions for termination if the employee dies or becomes disabled (defined in the employment agreement as the inability to perform duties for six consecutive months or nine months in any twelve-month period) or if the Company discontinues operating its business or for cause (as defined in the employment agreement). In connection with each employment agreement, Messrs. Tsonis and Goldberg entered into a non-competition undertaking with the Company pursuant to which Messrs. Tsonis and Goldberg have agreed not to compete with the Company during their term of employment and for a period of two years thereafter. The employment agreements do not contain change of control provisions. Effective February 24, 1999, each employment agreement was renewed for an additional three (3) year period at the election of each executive.

     401(k) Plan

     The Company sponsors a voluntary contribution plan qualified under Section 401(k) of the Code (the "401(k) Plan"). Employees of the Company who have attained the age of 21 and who complete one year of continuous service are eligible to participate in the 401(k) Plan. Under the 401(k) Plan, an employee may elect to contribute annually on a pre-tax basis to a retirement account a specified percentage of his or her compensation. Each employee is fully vested at all times with respect to his or her contributions. Within certain limits prescribed by the 401(k) Plan and applicable law, the Board of Directors may authorize discretionary matching contributions by the Company up to a maximum of two percent of an eligible employee's annual compensation. The Company elected not to make a matching contribution for the fiscal year ended January 31, 1999. For fiscal 1998 the Company contributed $3,200 each for the accounts of Henry Arnberg, Paul Levine and Ron Krasnitz, respectively. For fiscal 1997 the Company made contributions of $3,000, $3,000 and $0, respectively, for the accounts of Henry Arnberg, Paul Levine and Ronald Krasnitz. Tas Tsonis and Brian Goldberg do not participate in the 401(k) Plan.

     Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     Prior to the Company's initial public offering in February 1994, the Company was privately owned by only two stockholders and did not have a Compensation Committee of its Board of Directors. In May 1994, the Company formed a Compensation Committee. Prior to the formation of the Compensation Committee, decisions regarding compensation were made by Henry Arnberg and Paul Levine, the Company's sole stockholders and currently its Chairman and Chief Executive Officer, and President and Director, respectively. Messrs. Arnberg and Levine, in their capacities as directors, made all decisions concerning compensation of executive officers for the Company's fiscal year ended January 31, 1994, including entering into five year employment agreements between themselves and the Company, which agreements became effective February 17, 1994 and expired on February 17, 1999. To date, no new written employment agreements have been entered into between Messrs. Arnberg and Levine and the Company although their employment has continued on substantially the same terms and conditions as previously.

     Board Compensation Committee Report

     The Compensation Committee of the Board of Directors (the "Committee") is composed of three independent outside directors of the Company.

     The Committee focuses on compensating Company executives on a competitive basis with other comparably sized and managed companies in a manner consistent and supportive of overall Company objectives and through a compensation plan which balances the long-term and short-term strategic initiatives of the Company. The Committee intends that the Company's executive compensation program will:

     (1)  reward   executives  for  strategic   management  and  enhancement  of
stockholder value;

     (2) reflect each executive's success at resolving key operational issues;

     (3) facilitate both the short-term and long-term planning process; and

     (4) attract and retain key executives believed to be critical to the long-term success of the Company.

     The Company's compensation program for executive officers generally consists of a fixed base salary, performance-related annual bonus awards and long-term incentive compensation in the form of stock options. In addition, Company executives are able to participate in various benefit plans generally available to other full-time employees of the Company.

     In reviewing the Company and executives' performance the Committee takes into consideration, among other things, the following performance factors in making its compensation recommendations: revenues, net income and cash flow.

     Base Salary

     Base salary for the Company's executives is intended to provide competitive remuneration for services provided to the Company over a one year period. Base salaries are set at levels designed to attract and retain the most appropriately qualified individuals for each of the key management level positions within the Company. Minimum base salary levels for the Named Executives are determined according to employment agreements with the Company. The employment agreements between the Company and Messrs. Arnberg and Levine expired on February 17, 1999 in accordance with their terms. To date, no new written employment agreements have been executed by the Company and Messrs. Arnberg and Levine; however, their employment with the Company has continued on substantially the same terms and conditions as previously.


     Short-Term Incentives

     Short-term incentives are paid primarily to recognize specific operating performance achieved within the last fiscal year. Since such incentive payments are related to a specific year's performance, the Committee understands and accepts that such payments may vary considerably from one year to the next. The Company's bonus program ties executive compensation directly back to the annual performance of both the individual executive and the Company overall. Through this program, in fiscal year 1999, each of the Named Executives' actual bonus payment was derived from specific measures of Company and individual performance. Depending on management level and seniority, executives within each entity are able to earn a percentage of the entity's pre-tax profits as a performance-related bonus. The actual annual bonus awards payable to the Named Executives are based on the terms established in their employment agreements.

     Long-Term Incentives

     In  order  to  align  long-term   executive   compensation  with  long-term
shareholder value improvements, the Committee has from time to time awarded stock option grants to executives of the Company in recognition of the value of these grants in motivating long-term strategic decision making. In fiscal year 1999, the Named Executives did not receive any awards of stock options.

     Chief Executive Officer

     Through February 17, 1999, Mr. Henry Arnberg, Chief Executive Officer, was compensated under a previously disclosed employment agreement between himself and the Company. This contract established the minimum levels of compensation which were to be paid to Mr. Arnberg by the Company. Although this employment agreement has not been renewed or extended, as were contained in the expired employment agreement. Mr. Arnberg's employment by the Company has continued on substantially the same terms and conditions.

     During Fiscal 1999, Mr. Arnberg received an increase in his base salary of approximately 2.2% from the prior year's level. In addition to his base salary, Mr. Arnberg is eligible to participate in the short-term and long-term incentive programs outlined above for the other Named Executives. During Fiscal Year 1999, the amount of Mr. Arnberg's short-term incentive bonus was calculated based on the terms established in the employment agreement. Based on this formula, Mr. Arnberg did not receive a bonus payment from the Company for fiscal year 1999.

     The Committee believes that Mr. Arnberg's compensation reflects his contribution to the Company and the achievement of specific long-term and short-term objectives of the Company. In addition to the Company's financial performance, the Committee has taken into consideration a number of other managerial and leadership factors.

                             COMPENSATION COMMITTEE:

                                 Marvin Broitman
                               Herbert M. Gardner
                               Douglas Schenendorf


     Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth the beneficial ownership of shares of Class A Common Stock and Class B Common Stock as of April 30, 1999, by (i) each person who owns more than 5% of the outstanding shares of Class A and Class B Common Stock; (ii) each executive officer and director of the Company; and (iii) all officers and directors of the Company as a group:


        Name and Address of                            Amount and Nature of         Percent
        Beneficial Owner(1)        Title of Class(2)   Beneficial Ownership         of Class

Henry Arnberg......................     Class A              91,284 (3)               1.34%
                                        Class B             1,493,518(3)             55.98%

Paul Levine........................     Class A              78,126 (4)              1.15%
                                        Class B             1,099,621 (4)            41.21%

Richard M. Richer..................     Class A              39,000 (5)                *
                                        Class B                   -                    -

Tas Tsonis.........................     Class A              130,572 (6)             1.93%
                                        Class B                   -                    -

Brian Goldberg.....................     Class A              130,572 (7)             1.93%
                                        Class B                   -                    -

Ronald Krasnitz ...................     Class A              143,067 (8)             2.09%
                                        Class B                   -                    -

Marvin Broitman....................     Class A              13,525 (9)                *
                                        Class B                   -                    -

Herbert M. Gardner.................     Class A              22,093 (10)               *
                                        Class B                   -                    -

Douglas Schenendorf................     Class A              29,455 (11)               *
                                        Class B                   -                    -

All  Officers  and  Directors  as a     Class A                677,694               9.48%
group  (nine persons)..............     Class B              2,593,139              97.19%



*    less than one percent

     (1) All addresses are c/o Hirsch International Corp., 200 Wireless Boulevard, Hauppauge, New York 11788.

     (2) The Company's outstanding Common Stock consists of two classes. Class A Common Stock and Class B Common Stock. The Class A Common Stock and the Class B Common Stock are substantially identical except that two-thirds of the directors of the Company will be elected by Messrs. Arnberg and Levine, the holders of most of the Class B Common Stock, as long as the number of outstanding Shares of Class B Common Stock equals or exceeds 400,000 shares.

     (3) Includes 100,000 shares of Class B Common Stock owned by his wife and 25,000 shares of Class B Common Stock held in trust for his minor child as to which he disclaims beneficial ownership. Includes options to purchase 11,719, 3,907, 37,500, 23,333 and 1,667 shares of Class A Common Stock at exercise prices of $5.90, $10.04, $15.95, $18.70 and $ 24.20, respectively. Does not include options to purchase 11,667, and 833 shares of Class A Common Stock at exercise prices of $18.70 and $24.20, respectively.

     (4) Includes 100,000 shares of Class B Common Stock owned by his wife and 100,000 shares of Class B Common Stock owned by trusts created for the benefit of his minor children as to which he disclaims beneficial ownership. Includes options to purchase 11,719, 3,907, 37,500, 23,333 and 1,667 shares of Class A Common Stock at exercise prices of $5.90, $10.04, $15.95, $18.70 and $ 24.20, respectively. Does not include options to purchase 11,667, and 833 shares of Class A Common Stock at exercise prices of $18.70 and $24.20, respectively.

     (5) Includes 5,000 shares of Class A Common Stock owned by his wife held in IRA and 8,300 shares of Class A Common Stock held in trust for his minor children as to which he disclaims beneficial ownership.(

     6) Includes 59,415 shares owned by the Tsonis Family Trust. Includes options to purchase 5,860, 1,954, 21,875, 15,000 and 833 shares of Class A Common Stock at exercise prices of $5.36, $9.12, $14.50, $17.00 and $22.00, respectively. Does not include options to purchase 7,500 and 417 shares of Class A Common Stock at exercise prices of $17.00 and $22.00, respectively.

     (7) Includes 59,415 shares owned by the Goldberg Klapman Family Trust. Includes options to purchase 5,860, 1,954, 21,875, 15,000 and 833 shares of Class A Common Stock at exercise prices of $5.36, $9.12, $14.50, $17.00 and $22.00, respectively. Does not include options to purchase 7,500 and 417 shares of Class A Common Stock at exercise prices of $17.00 and $22.00, respectively.

     (8) Includes options to purchase 124,219, 6,667 and 1,667 shares of Class A Common Stock at exercise price of $16.20, $17.00 and $22.00, respectively. Does not include options to purchase 41,406, 3,333 and 833 shares of Class A Common Stock at exercise prices of $16.20, $17.00 and $22.00, respectively.

     (9) Includes options to purchase 2,219, 3,907, 3,125, 1,667 and 833 shares of Class A Common Stock at exercise prices of $5.36, $9.12, $15.50, $22.00 and $7.81, respectively. Does not include options to purchase 833 and 1,667 shares of Class A Common Stock at exercise prices of $22.00 and $7.81, respectively.

     (10) Includes 8,002 shares held in retirement account. Also, includes 640 shares owned by his wife as to which he disclaims beneficial ownership. Includes options to purchase 3,919, 3,907, 3,125, 1,667 and 833 shares of Class A Common Stock at exercise prices of $5.36, $9.12, $15.50, $22.00 and $7.81, respectively. Does not include options to purchase 833 and 1,667 shares of Class A Common Stock at exercise prices of $22.00 and $7.81, respectively.

     (11) Includes 1,640 shares owned by his wife and 4,920 shares owned by his minor children as to which he disclaims beneficial ownership. Includes option to purchase 11,719, 3,907, 3,125, 1,667 and 833 shares of Class A Common Stock at exercise prices of $5.36, $9.12, $15.50, $22.00 and $7.81, respectively. Does not include options to purchase 833 and 1,667 shares of Class A Common Stock at exercise prices $22.00 and $7.81, respectively.

     The Company is unaware of any arrangements which may result in a change in control of the Company.

     Compliance with Section 16(a) of the Exchange Act.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company's review of the copies of such forms received by it during its fiscal year ended January 31, 1999, the Company believes that the Reporting Persons complied with all filing requirements applicable to them except that Messrs. Broitman, Gardner, and Schenendorf each filed one late report covering the automatic annual grant of a non-qualified option to purchase 2,500 shares of the Company's Class A Common Stock pursuant to the terms of the Directors Plan.

     Certain Relationships and Related Transactions

     The Company has advanced approximately $367,000 for premiums on split dollar life insurance for the Company's Chief Executive Officer and President. The spouse of each the Chief Executive Officer and President are the beneficiaries of these respective policies. These advances are collateralized by the cash surrender value of the policies, which totaled in the aggregate approximately $403,000 at January 31, 1999.

     The Company purchases certain policies of insurance through Douglas Schenendorf, a director of the Company. In Fiscal 1999, 1998, and 1997, the
Company paid insurance premiums of approximately $574,000, $516,000, and $382,000 respectively, to companies with which Mr. Schenendorf is affiliated.

     The Company's By-Laws provide that all transactions between the Company and any of its officers, directors or affiliates must be approved by a majority of the unaffiliated members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

                            2. SELECTION OF AUDITORS

     The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP, independent auditors, which served as the Company's independent auditors for the last fiscal year, as independent auditors to audit the Company's Consolidated Financial Statements for the fiscal year ending January 31, 2000. A representative of Deloitte & Touche is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer any questions any stockholder may have with respect to the Consolidated Financial Statements of the Company for the year ended January 31, 1999.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                           THE ADOPTION OF PROPOSAL 2.

                                3. OTHER BUSINESS

     The Board of Directors has no knowledge of any other business which may come before the Meeting and does not intend to present any other business. However, if any other business shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Class A Common Stock represented by the accompanying proxy in accordance with their best judgment.

     Stockholder's Proposals

     Any stockholder of the Company who wishes to present a proposal to be considered at the next annual meeting of stockholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such Meeting must deliver such proposal in writing to the Company at 200 Wireless Boulevard, Hauppauge, New York 11788, on or before February 23, 2000. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.


                                        By Order of the Board of Directors


                                       Ronald Krasnitz, Secretary


     The Company will furnish without charge to each person whose proxy is being solicited by this proxy statement, on the written request of such person, a copy of the Company's Annual Report on Form 10-K, for its fiscal year ended January 31, 1999. Such request should be addressed to Stockholder Relations, Hirsch International Corp., 200 Wireless Boulevard, Hauppauge, New York 11788.

Dated:   May 27, 1999